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                                                                   EXHIBIT 99-39

                         S T A T E  O F  M I C H I G A N

                  BEFORE THE MICHIGAN PUBLIC SERVICE COMMISSION

                                    * * * * *

In the matter of the application of            )
THE DETROIT EDISON COMPANY                     )            Case No. U-12478
for a financing order.                         )
                                               )
-----------------------------------------------

     At the January 4, 2001 meeting of the Michigan Public Service Commission in Lansing, Michigan.

                PRESENT: Hon. John G. Strand, Chairman
                         Hon. David A. Svanda, Commissioner
                         Hon. Robert B. Nelson, Commissioner


                                OPINION AND ORDER

     On November 2, 2000, the Commission issued its order in this case (referred to as the financing order) authorizing The Detroit Edison Company (Detroit Edison) to securitize up to $1,774,202,000 of its after-tax qualified costs, pursuant to certain terms and conditions. Among other things, that order, issued pursuant to the Customer Choice and Electricity Reliability Act, 2000 PA 141 (Act 141) and 2000 PA 142 (Act 142), allowed the utility to (1) create one or more special purpose entities for use in issuing its securitization bonds, (2) apply appropriate accounting and amortization methodologies, (3) implement and collect securitization and tax charges, and (4) use the cost savings from securitization to reduce the rates charged to its bundled sales and retail open access (ROA) customers, among other purposes. Furthermore, it required Detroit

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Edison to file its "express written acceptance of all conditions and limitations that the order places on the utility." Financing order, p. 56.

     On November 22, 2000, Detroit Edison filed a petition for rehearing seeking clarification of certain issues. It says that a clarification is needed to prevent serious unintended consequences resulting from compliance with the order. On December 12, 2000, Attorney General Jennifer M. Granholm (Attorney General) filed a response. On December 13, 2000, the Association of Businesses Advocating Tariff Equity (ABATE), Energy Michigan, the Michigan Chamber of Commerce, and Unicom Energy, Inc., filed responses to the petition.(1)

     Rule 403 of the Commission's Rules of Practice and Procedure, 1992 AACS, R 460.17403, provides that a petition for rehearing may be based on claims of error, newly discovered evidence, facts or circumstances arising after the hearing, or unintended consequences resulting from compliance with the order. A petition for rehearing is not merely another opportunity for a party to argue a position or to express disagreement with the Commission's decision. Unless a party can show the decision to be incorrect or improper because of errors, newly discovered evidence, or unintended consequences of the decision, the Commission will not grant a rehearing.

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         (1) In addition to addressing the requests set forth in Detroit
Edison's petition, some of these responses effectively seek rehearing of other issues discussed in the financing order. However, MCL 460.10i(7); MSA 22.13(10i)(7), which was adopted as part of Act 142, specifically precludes any party other than "the applicant for securitization"-Detroit Edison, in this case-from requesting rehearing of a financing order. The Commission is therefore prohibited from addressing any issues beyond those raised in Detroit Edison's petition, and has thus disregarded all discussions set forth in the responses that concern other issues. The Commission is further prohibited from addressing the issue of the constitutionality of Section 10i(7) of Act 142, an issue raised by the Attorney General and ABATE. See, Universal Am-Can Limited v Attorney General, 197 Mich App 34, 37-38; 494 NW2d 787 (1992).

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"Proceeds" and Savings

     Detroit Edison says that it believes that the references in the order to "proceeds" in the context of the use of securitization savings is intended to refer to the savings that result from securitization and not to the proceeds from the issuance of the bonds. Detroit Edison is correct.

     Detroit Edison asks the Commission to clarify that all reductions in rates mandated by the order must come from and be limited to the amount of the savings produced by securitization of approved qualified costs. Detroit Edison is correct.

The Mandatory 5% Residential Rate Cut

     Section 10d of Act 141 required Detroit Edison and Consumers Energy Company to reduce by 5% the rates in effect for their residential rate classes as of May 1, 2000. It also provided those utilities an opportunity to use at least a portion of any savings arising from securitization to offset that 5% residential rate reduction. However, noting that a significant amount of time would likely elapse between the implementation of that rate cut (during the summer of 2000) and the issuance of its securitization bonds (which the utility estimated would not occur before the start of 2001), Detroit Edison requested authority to treat the cost of the 5% residential rate cut as a qualified cost that could be securitized or as a regulatory asset that could be recovered at another time.

     Detroit Edison says that it believes that ordering paragraph R of the order correctly states the intent of the Legislature that securitization savings be applied first to the recovery of the residential rate reduction beginning with the date of the order and that any remaining savings be used as the order specifies. It says that it therefore accepts the limitation on the effective date for creation of the regulatory asset to the period beginning with the date of the order until the securitization bonds are issued, provided (1) the cost of the rate reduction will be recovered from the annual savings

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generated by securitization and (2) if the issuance of securitization bonds is delayed beyond March 31, 2001, the cost of the rate reduction from November 2, 2000 through the date of securitization will be deemed a qualified cost that may be securitized.

     The Commission finds that Detroit Edison has correctly interpreted the intent of the financing order. It is the Commission's intention that Detroit Edison have an opportunity to recover from its securitization savings the full cost of the residential rate reduction beginning with the date that the financing order was issued (namely, November 2, 2000). To rule otherwise, and thus forever preclude recovery for rate reductions provided prior to the actual issuance of the utility's securitization bonds, would merely give the other parties to this case an incentive to delay-through unwarranted appeals and other means-the initiation of Detroit Edison's securitization program. Any such delays would conflict with the Legislature's intent that securitization be implemented in whatever reasonable manner provides the maximum cost savings. Furthermore, delay in the initiation of Detroit Edison's securitization program will result in a reduction in the amount to be securitized, primarily because Detroit Edison will continue to amortize the Fermi 2 plant in the meantime. The reduction in the amount to be securitized will, in turn reduce the amount of the savings to be achieved. Delay-whether through unwarranted appeals or other means-could reduce or fully eliminate funding for the low-income and energy efficiency fund and even reduce or eliminate potential rate reductions for commercial and industrial customers, contrary to the Legislature's intent.

     The Commission therefore confirms Detroit Edison's understanding that the utility is authorized to recover, through its securitization program, all reductions in its revenues beginning November 2, 2000. Nevertheless, the Commission finds no compelling reason at this time to formally declare those lost revenues a regulatory asset. Moreover, the Commission rejects Detroit


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Edison's request to treat the cost of the reduction after March 31, 2001 as a qualified cost that may be securitized. It is sufficient to provide recovery through the securitization savings.

Equalization Adjustment

     The Commission's order noted that retail open access would be less competitive if ROA customers did not receive the same reduction in dollars per kilowatt-hour (kWh) as bundled sales customers. The order therefore required an equalization adjustment. Detroit Edison says that it understands the intent to be that ROA customers are to receive the same benefit from securitization that they would have received if they had remained bundled sales customers. It says that this intent can be implemented before the securitization bonds are issued by reducing residential ROA customers' bid transition charge by 0.46(cent) per kWh, the average reduction for residential bundled sales customers. After the bonds are issued and before January 1, 2002, it proposes to split the bid transition charge for all customer classes into two components, one equal to the securitization and tax charge and the second equal to the difference between the bid transition charge and the securitization and tax charge. It would reduce the second charge by the same 0.46(cent) per kWh for residential ROA customers, by the average reduction in bundled commercial rates for commercial ROA customers (which it expects to be 0.48(cent) per kWh), and by the average reduction in bundled industrial rates for industrial ROA customers (which it expects to be 0.28(cent) per kWh).(2) As of January 1, 2002, Detroit Edison says that ROA customers will pay a uniform transition charge set by the Commission, that the amount will be set in Case No. U-12639 or a related case and will

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         (2)The Commission understands that these average reductions are estimates and that actual average reductions will be computed and reflected in customers' bills after the securitization bonds are issued.

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presumably provide the equal benefit envisioned by the order, and that the equalization charge will therefore be eliminated or set at zero.

     The Commission agrees with Detroit Edison's understanding of the purpose and implementation of the equalization adjustment. The Commission therefore approves the implementation of that adjustment as described in Detroit Edison's petition for rehearing.(3)

Offsets for All Securitization and Tax Charges

     Detroit Edison notes that on page 29 of the financing order, the Commission required the utility to reflect an offset-equal to the sum of each customer's securitization and tax charges for the billing period in question-on the bills of its bundled sales and ROA customers alike. It interprets this as acceptance of its proposal that bundled rates not be increased but as rejection of its proposed treatment of ROA customers. It nevertheless accepts the Commission's order, implemented as follows: For bundled customers, the securitization and tax charge will appear as a separate charge, the base energy charge will be reduced by an equal amount, and any change in the securitization and tax charge will result in an additional surcharge or credit factor as necessary to maintain the rate freeze required by Act 141. For ROA customers, the bid transition charge will be split into two components, one equal to the securitization and tax charge and the second equal to the difference between the bid transition charge and the securitization and tax charge (with customers thus paying, on a net basis, the bid transition charge) and the Commission-approved transition charge will be set to achieve the same effect.


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         (3)In the event that a uniform transition charge is not established by
January 1, 2002, the reductions then in effect will be continued until such a charge is approved.

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     The Commission agrees that Detroit Edison correctly understands the purpose and implementation of the securitization and tax charge offset. In issuing the financing order, the Commission assumed (as it still does) that the offset for ROA customers would become unnecessary beginning January 1, 2002. This assumption is based on the Commission's belief that, before that date, an order will be issued in Case No. U-12639 from which a transition charge can be derived that recognizes the effect of securitization on Detroit Edison's total stranded costs. However, in the event that no such transition charge is in place for Detroit Edison by January 1, 2002, the Commission will impose a temporary transition charge equal to the sum of the then-effective securitization and tax charges. The offset would continue to be applied to this charge to ensure equality between bundled sales and ROA customers until such time as a revised transition charge is adopted. This will ensure the collection of all revenue necessary to pay the securitization bond holders and should, in turn, enhance the marketability of the bonds.

Corrections

     Paragraph K of the financing order, at page 53, should have stated that the annual servicing fee will be based on "the initial principal balance of the securitization bonds" rather than "the principal amount of all outstanding securitization bonds."

     The order should have also stated that:

               Consistent with Section 10m(1) of Act 142, the Commission affirms that a valid and enforceable lien and security interest in securitization property may be created only by a financing order and the execution and delivery of a security agreement with a financing party in connection with the issuance of securitization bonds. Thus, following Detroit Edison's submission of an unconditional acceptance letter, the utility will be deemed to have satisfied all state-imposed prerequisites to the execution of a security agreement, and, pursuant to Act 142, a valid and enforceable lien and security interest in the securitization property will be created following the execution and delivery of the applicable security agreement.


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     The Commission FINDS that:

     a. Jurisdiction is pursuant to 1909 PA 106, as amended, MCL 460.551 et seq.; MSA 22.151 et seq.; 1919 PA 419, as amended, MCL 460.51 et seq.; MSA 22.1 et seq.; 1939 PA 3, as amended, MCL 460.1 et seq.; MSA 22.13(1) et seq.; 1969 PA 306, as amended, MCL 24.201 et seq.; MSA 3.560(101) et seq.; and the Commission's Rules of Practice and Procedure, as amended, 1992 AACS, R 460.17101 et seq.

     b. Detroit Edison's petition for rehearing should be granted in part and denied in part, as discussed in this order.

     c. The order should be corrected as discussed in this order.

     THEREFORE, IT IS ORDERED that:

     A. The Detroit Edison Company's November 22, 2000 petition for rehearing is granted in part and denied in part, and the order is corrected, as discussed in this order.

     B. If The Detroit Edison Company desires to undertake securitization, it shall file, within 7 days following issuance of this order, a document expressing its unconditional acceptance of all conditions and limitations imposed on the utility by this order and the November 2, 2000 financing order.

     C. All amortization, accounting, and ratemaking approvals, as well as all other authorizations, provided for in the Commission's November 2, 2000 financing order and clarified in this order shall be tolled pending The Detroit Edison Company's unconditional acceptance of all conditions and limitations that those orders place on the utility.

     D. Following The Detroit Edison Company's unconditional acceptance of all conditions and limitations established by the Commission's November 2, 2000 financing order and clarified in

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this order, these orders-and each of their terms-shall be irrevocable. The
Detroit Edison Company's acceptance likewise shall be irrevocable and, therefore, shall survive bankruptcy or any other changes in the utility's legal structure.

     E. This order and its anticipated unconditional acceptance by The Detroit Edison Company shall be incorporated by reference into the Commission's November 2, 2000 financing order, shall be deemed to relate back to the date of issuance of that financing order, and shall be treated as being in full force and effect as of that date.

     Any party desiring to appeal this order must do so in the appropriate court within 30 days after issuance and notice of this order, pursuant to MCL 462.26; MSA 22.45.


                                 MICHIGAN PUBLIC SERVICE COMMISSION




                                 /s/ John G. Strand
                                 -----------------------------------------------
                                 Chairman

     ( S E A L )

                                 /s/ David A. Svanda
                                 -----------------------------------------------
                                 Commissioner



                                 /s/ Robert B. Nelson
                                 -----------------------------------------------
                                 Commissioner, concurring in a separate opinion.


By its action of January 4, 2001.



/s/ Dorothy Wideman
------------------------------
Its Executive Secretary

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this order, these orders-and each of their terms-shall be irrevocable. The
Detroit Edison Company's acceptance likewise shall be irrevocable and, therefore, shall survive bankruptcy or any other changes in the utility's legal structure.

     E. This order and its anticipated unconditional acceptance by The Detroit Edison Company shall be incorporated by reference into the Commission's November 2, 2000 financing order, shall be deemed to relate back to the date of issuance of that financing order, and shall be treated as being in full force and effect as of that date.


     Any party desiring to appeal this order must do so in the appropriate court within 30 days after issuance and notice of this order, pursuant to MCL 462.26; MSA 22.45.

                                 MICHIGAN PUBLIC SERVICE COMMISSION




                                 -----------------------------------------------
                                 Chairman


                                 -----------------------------------------------
                                 Commissioner



                                 -----------------------------------------------
                                 Commissioner, concurring in a separate opinion.


By its action of January 4, 2001.



------------------------------
Its Executive Secretary

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In the matter of the application of            )
THE DETROIT EDISON COMPANY                     )            Case No. U-12478
for a financing order.                         )
                                               )
-----------------------------------------------









Suggested Minute:


               "Adopt and issue order dated January 4, 2001 granting in part and denying in part the petition for rehearing filed by The Detroit Edison Company and clarifying the November 2, 2000 order, as set forth in the order."


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                         S T A T E  O F  M I C H I G A N

                  BEFORE THE MICHIGAN PUBLIC SERVICE COMMISSION

                                    * * * * *

In the matter of the application of            )
THE DETROIT EDISON COMPANY                     )            Case No. U-12478
for a financing order.                         )
                                               )
-----------------------------------------------


               CONCURRING OPINION OF COMMISSIONER ROBERT B. NELSON (Submitted on January 4, 2001 concerning order issued on same date.)


     I issued a separate opinion when the Commission approved Detroit Edison's financing order on November 2. The rehearing petition does not address the differences between me and my colleagues outlined in the separate opinion, so I am able to concur in the Commission's order on rehearing. I believe it is imperative that the adjustments adopted on November 2 to equalize the rate reductions between bundled and retail access customers and to offset the securitization and tax charges on all customer bills continue until a transition charge is established which maintains the Commission's desire not to "unfairly disadvantage" retail access customers.

     I also concur in the decisions not to approve a regulatory asset for the residential rate reduction at this time or to treat the rate reduction as a qualified cost on March 31, 2001. Although I believe it is Detroit Edison's intent to move expeditiously toward the issuance of securitization bonds, the granting of these requests would substantially reduce any incentive to do so.


                                       MICHIGAN PUBLIC SERVICE COMMISSION



                                       ----------------------------------------
                                       Robert B. Nelson, Commissioner